Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.07 PER UNIT

Distributable Cash Flow Up 36% Over First Quarter 2009

HOUSTON, April 21, 2010 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.07 ($4.28 annualized) payable on May 14, 2010, to unitholders of record as of April 30, 2010.  The distribution represents a 2 percent increase over the first quarter 2009 cash distribution per unit of $1.05 ($4.20 annualized).
KMP reported first quarter distributable cash flow before certain items of $353.7 million, up 36 percent from $260.0 million for the comparable period last year.  Distributable cash flow per unit before certain items was $1.18, up 22 percent from $0.97 per unit for the first quarter of 2009.  Net income attributable to KMP before certain items was $378.7 million versus $281.9 million for the same period last year.  Including certain items, net income attributable to KMP was $225.3 million versus $263.9 million for the first quarter of 2009.  Certain items totaled a loss of approximately $156 million, which was essentially all attributable to rate case litigation involving the company’s products pipelines on the West Coast.
Chairman and CEO Richard D. Kinder said, “KMP had a strong first quarter with all five of our business segments producing substantially higher results than in the first quarter of 2009.  While we still experienced some lingering headwinds, the markets overall have improved since the first quarter last year.  In total, our businesses produced $826.9 million in segment earnings before DD&A, a 21 percent increase compared to the first quarter of 2009.  Other highlights included three terminal acquisitions in the first quarter and the recently announced $875 million joint venture with Petrohawk in the Haynesville Shale in Louisiana.  Looking ahead, we are
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confident that we will meet our previously announced 2010 budget to pay cash distributions of $4.40 per unit, which would be a 4.8 percent increase over the $4.20 per unit we distributed in 2009.”
Overview of Business Segments
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $163.9 million, up 12 percent from $146.0 million for the comparable period in 2009, and is expected to come in at its published annual budget of 10 percent growth.
“Growth in this segment compared to the first quarter last year was driven by strong results at our Pacific operations, Southeast and West Coast terminals, and the CALNEV and Central Florida pipelines,” Kinder said.  “We also benefited from further increases in ethanol demand, boosted by a mandate in California to increase the amount of ethanol blended into gasoline from 5.7 percent to 10 percent.  As we noted previously, while the growing use of ethanol as part of the country’s fuel supply tends to reduce pipeline volumes, our investments in ethanol storage and blending infrastructure have enabled us to recover those revenues and cash flows.”  In the first quarter, ethanol volumes handled increased 41 percent versus the first quarter of 2009, which helped offset a decline in total refined transport volumes.
Compared to the first quarter of 2009, total refined products revenues were up 11 percent and volumes were down 4.1 percent (excluding Plantation, revenues were up 11 percent and volumes were down 2.7 percent).  Overall gasoline volumes including transported ethanol were down 1.9 percent (excluding Plantation down 1.5 percent).  Adjusted for the increased ethanol blending in California, overall gasoline volumes were down 0.1 percent (excluding Plantation up 1.0 percent).  Diesel volumes were down 7.5 percent, jet volumes declined 7.4 percent and NGL volumes were up significantly, driven by the Cypress Pipeline.  In March, total refined products volumes showed a slight trend upward, 1 percent higher than in March of 2009, even before adjusting for the higher ethanol blend in California.
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $219.3 million, up 9 percent from $202.1 million for the first quarter of 2009.  This segment was on track to meet its published annual budget of 5 percent growth for
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2010 prior to the Petrohawk transaction.  Including the impact of that joint venture, this segment is now expected to exceed its annual budget.
“Compared to the first quarter last year, this segment’s growth was driven by contributions from the Midcontinent Express and Kinder Morgan Louisiana pipelines, which came online in August and June of 2009, respectively, and the treating assets that we purchased from Crosstex in October 2009,” Kinder said.  “The treating business performed slightly above our acquisition plan in the first quarter.  The Texas Intrastates also produced earnings above its plan for the first quarter, although results were down compared to the same period last year.  This segment’s performance was exceptionally strong when you consider that a portion of Rockies Express-East was shut down through Jan. 26 following the previously reported pipeline failure, which cost us approximately $15 million in demand charge credits.”
Overall segment transport volumes were up 25 percent compared to the first quarter last year, due primarily to MEP coming online.  Sales volumes at the intrastates were down 7 percent.
The CO2 business reported first quarter segment earnings before DD&A and certain items of $247.8 million, up 48 percent from $167.4 million for the same period in 2009, and is expected to come in ahead of its published annual budget of 26 percent growth.
“Growth compared to the first quarter last year was driven by higher oil and NGL prices on unhedged volumes, a 9 percent increase in NGL sales volumes and solid production from the SACROC and Yates oil fields,” Kinder said.
Average oil production at SACROC was 30 thousand barrels per day (MBbl/d), flat with the first quarter of 2009 and slightly above plan.  Average oil production at the Yates Field was 25.6 MBbl/d, down 3 percent from 26.5 MBbl/d for the same period last year and slightly below plan.  NGL sales volumes increased by 9 percent compared to the first quarter of 2009.  CO2 delivery volumes decreased by 10 percent compared to the same period last year because the company consumed less new CO2 at SACROC and Yates, although third-party sales actually increased compared to the first quarter of 2009.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized
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prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $60.50 versus $43.85 for the first quarter of quarter of 2009.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $55.06 for the first quarter compared to $28.10 for the same period last year.
The Terminals business produced first quarter segment earnings before DD&A and certain items of $150.9 million, up 12 percent from $134.7 million for the comparable period in 2009, and is expected to finish the year slightly above its published annual budget target of 14 percent growth.
“Approximately 60 percent of the growth for the quarter in this segment was internally generated, led by an 11 percent increase in bulk tonnage and higher revenues at our liquids terminals, and about 40 percent of the growth came from acquisitions,” Kinder explained.
Bulk tonnage increased due primarily to exports of soda ash and agricultural products at our West Coast terminals, along with improved steel handling volumes in Arkansas, South Carolina and North Carolina.  Although the company’s steel handling business rebounded, it remains below pre-recession levels.  Revenues at the liquids terminals increased due to recent expansions at company facilities on the Houston Ship Channel and increased ethanol and chemical throughput at various terminals.  Acquisitions driving growth in this segment in the first quarter included the recent U.S. Development and Slay acquisitions and the purchase of KM Ship Channel Services in April 2009.
Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $45.0 million, up 31 percent from $34.4 million in the first quarter of 2009, and is expected to be slightly above its published annual budget of 2 percent growth.  Growth compared to the first quarter last year reflects increased throughput on the Trans Mountain pipeline system driven by strong ship traffic at Port Metro Vancouver and the positive impact of the strengthening of the Canadian dollar.
Outlook
KMP previously announced that it expects to declare cash distributions of $4.40 per unit for 2010, a 4.8 percent increase over 2009, and the company is confident that it will meet that target.  “While past results certainly don’t guarantee future performance, I do believe it’s worth
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emphasizing that our large footprint of diversified assets continues to generate stable, substantial cash flow in all types of market conditions,” Kinder explained.  “The great majority of the $3.4 billion in segment earnings before DD&A that is included in our annual budget is secured by contracts and not subject to volatility.  Looking ahead, we believe that KMP is well positioned for additional growth, and we will continue to pursue expansions and acquisitions toward that end.”
KMP’s 2010 budget assumes an average West Texas Intermediate (WTI) crude oil price of approximately $84 per barrel for the year.  In its CO2 segment, the company hedges the majority of its oil production but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2010, every $1 change in the average WTI crude oil price per barrel is expected to impact the CO2 segment by approximately $6 million, or less than 0.2 percent of our combined business segments’ anticipated segment earnings before DD&A.
Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.40 per share for 2010.
Other News
Products Pipelines

•
As previously announced, SFPP, L.P., a wholly owned subsidiary of KMP, reached a settlement agreement on April 16 with 11 of 12 shippers regarding various rate challenges filed with the Federal Energy Regulatory Commission (FERC) dating back as early as 1992.  Thirty-one dockets will be resolved upon FERC approval of the settlement agreement, which is expected by the third quarter of 2010.  “This settlement agreement resolves longstanding issues and we believe it is in the best interest of our unitholders,” Kinder said.  Once approved, the company anticipates paying a total of approximately $205 million to the 11 shippers.  Due to the support of its general partner, KMP does not expect the distribution to its limited partners to be impacted by the settlement.  The general partner has agreed to forgo a portion of its incentive distributions in order for KMP to maintain distributions to its limited partners and preserve the company’s cumulative cash generated in excess of distributions.  SFPP’s assets include approximately 2,500 miles of pipelines in California and other western states that transport refined petroleum products.

•
On April 6, an Administrative Law Judge issued a proposed decision in several intrastate rate cases involving SFPP and its shippers to the California Public Utilities Commission (CPUC).  The proposed decision includes findings on issues, such as SFPP’s entitlement to an income tax allowance, that are contrary to both CPUC policy and precedent and established regulatory policies for pipelines regulated by FERC.  The proposed decision is advisory in nature and can be rejected, accepted or modified by the CPUC.  SFPP is filing comments

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outlining the errors in law and fact within the proposed decision and has requested oral argument before the full CPUC.  Further procedural steps, including motions for rehearing and writ of review to California’s Court of Appeals, will be taken if warranted.  KMP does not expect the final resolution of this matter to have an impact on distributions to its limited partners.

•
KMP plans to invest approximately $77 million to further increase the storage capacity at its Carson Terminal in Carson, Calif., by constructing seven new tanks with a capacity of 560,000 barrels for refined petroleum products.  The company recently entered into a long-term agreement with a major oil company to lease six of the new tanks.  Five of the tanks will be in service in 2013 with the other two coming online in 2014.  This is in addition to an approximately $63 million project at the Carson Terminal that is adding six new tanks with a capacity of 480,000 barrels.  All of these tanks are already under long-term contracts with customers and are expected to be in service by August of this year.

•
KMP acquired Shell Oil’s Mission Valley Terminal located near the company’s existing Mission Valley tank farm in San Diego, Calif., for approximately $14 million including capital to be invested.  With the acquisition, the company adds two more truck loading racks for customers and increases its liquids storage capacity in San Diego by approximately 170,000 barrels.

Natural Gas Pipelines

•
KMP on April 13 entered into a definitive agreement to purchase a 50 percent interest in Petrohawk Energy Corporation’s natural gas gathering and treating business in the Haynesville Shale for $875 million in cash.  The transaction will create the largest gathering and midstream business in the Haynesville Shale of northwest Louisiana.  The assets consist of more than 170 miles of pipeline currently in service, which is expected to increase to about 375 miles of pipeline with projected throughput of over 800 million cubic feet per day by year-end 2010.  Additionally, the system’s amine treating plants have a projected capacity of approximately 2,635 gallons per minute by year end.  KMP anticipates the joint venture will generate substantial future growth opportunities as additional development continues in the Haynesville Shale both from Petrohawk and third-party producers.  Petrohawk will continue to operate the business during a short transition period, after which the new company, KinderHawk Field Services LLC, owned 50/50 by Petrohawk and Kinder Morgan, will assume operations.  The venture ultimately is expected to have approximately 2 billion cubic feet (Bcf) per day of mainline throughput capacity, which will make it one of the largest gathering and treating systems in the United States.  The transaction will not have an impact on KMP’s distribution in 2010.  It is expected to be accretive to cash available to unitholders beginning in 2011 and significantly accretive thereafter.  The general partner of KMP has agreed not to take incentive distributions related to this transaction through year-end 2011.  The transaction is subject to customary closing conditions and is expected to be completed by the end of May 2010.

•	Rockies Express-East resumed service at full capacity on the last 60 miles of the pipeline to Clarington, Ohio, in the first quarter, following a failure downstream of the Chandlersville,

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Ohio, compressor station in November of 2009.  After repairs, REX resumed service to Clarington at 88 percent of capacity on Jan. 27 and at full capacity on Feb. 6.  There are binding firm commitments from creditworthy shippers for nearly all of the capacity on the pipeline, including a compression expansion on the Entrega portion of REX.  The first leg of this expansion from Meeker, Colo., to Wamsutter, Wyo., began service in December of 2009.  The second leg of the expansion from Wamsutter to the Cheyenne Hub in Colorado is expected to be completed in July of 2010.  Including expansions, the current estimate of total construction costs on the entire REX project remains $6.8 billion.  REX is one of the largest natural gas pipelines ever constructed in North America and is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.

•
Construction is underway on all phases of the Fayetteville Express Pipeline (FEP).  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Panola County, Miss.  FEP has secured 10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2 Bcf per day.  Pending regulatory approvals, FEP is expected to begin interim service in the fourth quarter and be fully in service by year end.  The joint venture’s cost estimate for this project is now expected to be below $1.2 billion from an original budget of $1.3 billion.

•
Midcontinent Express Pipeline (MEP) is nearing completion of two compression projects that will increase Zone 1 capacity from 1.4 to 1.8 Bcf per day and Zone 2 capacity from 1.0 to 1.2 Bcf per day.  The incremental capacity is anticipated to be phased in during the second and third quarters of 2010 and is fully subscribed with 10-year binding agreements.  Including expansions, the current estimated cost of the entire MEP project remains $2.3 billion.  MEP is a joint venture with Energy Transfer Partners.

•
Construction has started for the $14 million in capital improvements that are being made at the Huntsman Storage facility in Nebraska.  Incremental storage capacity arising from the expansion project commenced on Feb. 1 under a firm service agreement with a five-year term.  Construction is expected to be completed by Nov. 1, 2010.

•
In the first quarter, Rockies Express Pipeline (REX) issued $1.7 billion of debt, using the proceeds to reduce outstanding amounts on its credit facility.  The new debt is non-recourse to KMP and its partners in REX.

CO2

•
In February, KMP began construction on its Eastern Shelf Pipeline and the Katz oil field project in the eastern Permian Basin of Texas.  The project involves the installation of a 91-mile, 10-inch diameter CO2 distribution pipeline and complementary facilities that will have an initial capacity of 65 million cubic feet per day, with the ability to increase the capacity to 200 million cubic feet per day.  In addition, the project includes the development of a new CO2 flood in the Katz Field near Knox City, Texas.  The company anticipates that the project will unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years from the Katz Field, and will provide a platform for future enhanced oil

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recovery operations in the region.  The pipeline is expected to be completed and CO2 injections should begin in early 2011.
Terminals

•
In the first quarter, KMP closed on two terminal acquisitions that were announced in January.  The company acquired three unit train ethanol handling terminals from U.S. Development Group (USD) for approximately $195 million, including over $80 million in KMP equity issued to the seller.  The transaction also includes a joint venture with USD that will create a nationwide distribution network of ethanol handling facilities connected by rail, marine, truck and pipeline which will help meet the country’s growing need for biofuels as mandated by the National Renewable Fuel Standard program.

•
KMP also acquired four terminals in the Midwest from Slay Industries for approximately $98 million that give us entry into the strategic St. Louis, Mo., market and provide customers with superior access to major markets via rail and waterway.  The facilities have long-term contracts with large credit-worthy customers.

•
Also in March, KMP began operations at its newest ethanol terminal in Richmond, Calif.  Located on the BNSF Railway, the facility is unit train capable and is expected to handle more than 6,000 barrels of ethanol per day.

•
KMP has entered into a letter of intent to expand its Deer Park, Texas, facility to accommodate ethanol unit trains by building a new pipeline with connectivity to its large liquids terminal complex on the Houston Ship Channel.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.07 distribution ($4.28 annualized) payable on May 14, 2010, to shareholders of record as of April 30, 2009.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest
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publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $30 billion.  The general partner of KMP is owned by Kinder Morgan, Inc., a private company.  For more information please visit www.kindermorgan.com.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, April 21, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express and Midcontinent Express, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, two additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal
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business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended March 31,
	2010	2009

Revenues	$2,129.6	$1,786.5

Costs, expenses and other
Operating expenses	1,469.5	1,115.7
Depreciation, depletion and amortization	227.3	210.2
General and administrative	101.1	82.5
Taxes, other than income taxes	45.1	39.0
Other expense (income)	(1.3)	(0.9)
	1,841.7	1,446.5
Operating income	287.9	340.0

Other income (expense)
Earnings from equity investments	46.7	38.2
Amortization of excess cost of equity investments	(1.4)	(1.4)
Interest, net	(111.5)	(97.2)
Other, net	6.7	10.7

Income before income taxes	228.4	290.3

Income taxes	(1.0)	(23.5)

Net income	227.4	266.8

Net income attributable to noncontrolling interests	(2.1)	(2.9)

Net income attributable to KMP	$225.3	$263.9

Calculation of Limited Partners’ interest in net income attributable to KMP
Income attributable to KMP	$225.3	$263.9
Less: General Partner’s interest	(249.2)	(223.7)
Limited Partners’ interest in net income	$(23.9)	$40.2

Limited Partners’ net income per unit
Net income	$(0.08)	$0.15
Weighted average units outstanding	298.8	269.4

Declared distribution / unit	$1.07	$1.05

	Three Months Ended March 31,
	2010	2009
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$6.4	$145.4
Natural Gas Pipelines	220.6	200.8
CO2	253.2	167.4
Terminals	150.5	134.7
Kinder Morgan Canada	45.0	19.5
	$675.7	$667.8

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended March 31,
	2010	2009
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$163.9	$146.0
Natural Gas Pipelines	219.3	202.1
CO2	247.8	167.4
Terminals	150.9	134.7
Kinder Morgan Canada	45.0	34.4
Total	$826.9	$684.6

Segment DD&A and amortization of excess investments
Products Pipelines	$25.2	$23.8
Natural Gas Pipelines	30.5	18.5
CO2	118.8	128.4
Terminals	43.6	32.2
Kinder Morgan Canada	10.6	8.7
Total	$228.7	$211.6

Segment earnings contribution
Products Pipelines (1)	$138.7	$122.2
Natural Gas Pipelines (1)	188.8	183.6
CO2 (1)	129.0	39.0
Terminals (1)	107.3	102.5
Kinder Morgan Canada (1)	34.4	25.7
General and administrative (1) (2)	(99.2)	(83.9)
Interest, net (1) (3)	(115.9)	(104.1)
Certain items
Kinder Morgan Canada non-cash adjustments (4)	-	(14.9)
Allocated non-cash long-term compensation	(1.4)	(1.4)
Acquisition costs (5)	(1.0)	(0.1)
Legal expenses (6)	(1.6)	-
Legal reserves (7)	(158.0)	-
Mark to market and ineffectiveness of certain hedges (8)	6.3	(1.3)
Other (9)	-	(0.5)
Sub-total certain items	(155.7)	(18.2)
Net income	$227.4	$266.8
Less: General Partner’s interest in net income	(249.2)	(223.7)
Less: Noncontrolling interests in net income	(2.1)	(2.9)
Limited Partners’ net income	$(23.9)	$40.2

Net income attributable to KMP before certain items	$378.7	$281.9
Less: General Partner’s interest in net income before certain items	(250.7)	(223.9)
Limited Partners’ net income before certain items	128.0	58.0
Depreciation, depletion and amortization (10)	260.4	221.1
Book (cash) taxes - net	(1.6)	8.7
Express & Endeavor contribution	(0.4)	1.6
Sustaining capital expenditures (11)	(32.7)	(29.4)
DCF before certain items	$353.7	$260.0

Net income / unit before certain items	$0.43	$0.22
DCF / unit before certain items	$1.18	$0.97
Weighted average units outstanding	298.8	269.4
____________
Notes ($ million)
(1)	Excludes certain items:
1Q 2009 - Products Pipelines $(0.6), Natural Gas Pipelines $(1.3), KMC $(14.9), general and administrative expense $(0.9), interest expense $(0.5)
1Q 2010 - Products Pipelines $(157.5), Natural Gas Pipelines $1.3, CO2 $5.4, Terminals $(0.4), general and administrative expense $(4.1), interest expense $(0.4)
(2)	General and administrative expense includes income tax that is not allocable to the segments: 1Q 2009 - $2.3, 1Q 2010 - $2.2

(3)	Interest expense excludes interest income that is allocable to the segments of $7.4 for 1Q 2009 and $4.8 for 1Q 2010
(4)	Primarily non-cash regulatory accounting adjustments made during 1Q 2009
(5)	Acquisition income and expense items related to the Express dropdown in 1Q 2009 and the Crosstex, USD, and Slay acquisitions in 1Q 2010
(6)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures
(7)	Legal reserve adjustments related to the rate case litigation of west coast products pipelines
(8)	Upstream hedge mark-to-market of $(1.3) in 1Q 2009 and CO2 and Intrastates hedge ineffectiveness of $5.4, and $0.9 respectively in 1Q 2010.
Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
(9)	1Q 2009 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, and Terminals overhead credit on certain items capex
1Q 2010 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable, Terminals flood damage, Terminals overhead credit on certain items capex
(10)	Includes Kinder Morgan Energy Partner's (KMP) share of REX and MEP DD&A of $9.5 for the 1Q 2009 and $31.7 in 1Q 2010
(11)	Includes KMP share of Rockies Express (REX) and Midcontinent Express (MEP) sustaining capital expenditures

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended March 31,
	2010	2009
Products Pipelines
Gasoline (1)	93.8	95.6
Diesel	32.8	35.5
Jet Fuel	24.8	26.8
Total Refined Product Volumes (MMBbl)	151.4	157.9
NGLs	5.9	4.8
Total Delivery Volumes (MMBbl) (2)	157.3	162.7
Ethanol (MMBbl) (3)	7.2	5.1

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	633.7	508.4
Sales Volumes (Bcf)	189.0	203.7

CO2
Delivery Volumes (Bcf) (5)	191.0	212.8
Sacroc Oil Production - Gross (MBbl/d) (6)	30.0	30.0
Sacroc Oil Production - Net (MBbl/d) (7)	25.0	25.0
Yates Oil Production Gross - (MBbl/d) (6)	25.6	26.5
Yates Oil Production - Net (MBbl/d) (7)	11.4	11.7
NGL Sales Volumes (MBbl/d) (8)	9.7	8.9
Realized Weighted Average Oil Price per Bbl (9) (10)	$60.50	$43.85
Realized Weighted Average NGL Price per Bbl (10)	$55.60	$28.10

Terminals
Liquids Leasable Capacity (MMBbl)	57.9	54.2
Liquids Utilization %	96.2%	97.3%
Bulk Transload Tonnage (MMtons)	21.4	19.3
Ethanol (MMBbl)	15.4	8.6

Trans Mountain (MMbbls - mainline throughput)	23.8	22.5
____________
(1)	Gasoline volumes include ethanol pipeline volumes
(2)	Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, REX, MEP, and KMLA pipeline volumes
(5)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(6)	Represents 100% production from the field
(7)	Represents KMP's net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for oil and NGLs are included with crude oil

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	March 31,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$134	$147
Other current assets	1,037	1,098
Property, plant and equipment, net	14,348	14,154
Investments	2,929	2,845
Goodwill, deferred charges and other assets	2,206	2,018
TOTAL ASSETS	$20,654	$20,262

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$1,734	$595
Other current liabilities	1,290	1,423
Long-term debt	9,282	9,998
Value of interest rate swaps	394	332
Other	1,262	1,190
Total liabilities	13,962	13,538

Partners’ capital
Accumulated other comprehensive loss	(266)	(395)
Other partners’ capital	6,879	7,039
Total KMP partners’ capital	6,613	6,644
Noncontrolling interests	79	80
Total partners’ capital	6,692	6,724
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,654	$20,262

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$10,882	$10,446

Segment Earnings Before DD&A and certain items	$3,200	$3,035
G&A	(348)	(332)
Income Taxes	36	44
EBITDA (1)	$2,888	$2,747

Debt to EBITDA	3.8	3.8

(1) EBITDA is last twelve months
(2) EBITDA includes addback of KMP’s share of REX and MEP DD&A